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The following is the transcript of an interview by Jim Cramer with Robert J. McNally, EQT Corporation’s President and Chief Executive Officer, which originally aired on CNBC.

EQT — Rob McNally CNBC Mad Money Interview Transcript

Jim Cramer: The people who run publicly traded companies are supposed to be accountable to you, their investors. That’s why I always find it compelling whenever we get a proxy fight. Disillusioned investors challenge the Board of Directors for control of the enterprise, which brings me to a natural gas producer called EQT.

Now, nearly two years ago EQT announced this multibillion-dollar acquisition of Rice Energy in a transaction that created the nation’s largest national gas company — one that’s focused on Pennsylvania, West Virginia and Ohio, and if you remember, most people may not, we were out in Ohio, Utica — it was really quite exciting. Now this deal closed November of 2017 but it hasn’t worked out the way everyone hoped, which is a diplomatic way of saying that the stock has been a real tough own — not like the rest of the group has been any picnic either. EQT traded up to $36 in the wake of the Rice takeover and since then it has poleaxed, plunging more than 50% to $16 and change. Again, not unlike many other stocks in the group.

In response, the Company replaced its CEO, appointing former Chief Financial Officer, Robert McNally to run the business starting last November. They’ve shaken up the Board of Directors too. But apparently, that’s not enough for the two of these founders of Rice Energy who have been advocating even more drastic changes. Basically the Rice Brothers think they can do a better job of running the Company.

For the past six months they have been feuding publicly with EQT’s management — no resolution. And in just a month’s time the shareholders will finally weigh in via a proxy contest. These corporate governance fights may be messy but they are a great reminder that shareholders have a voice in the way their businesses are run, even if they only own say three, four percent.

So I want you to be as informed as possible which is why we are checking in with Robert McNally — he is the CEO of EQT Corporation — to get a better sense of what’s happening and hear his side of the story. Mr. McNally, welcome to Mad Money. Good to see you. Thank you so much for coming on the air. Have a seat.

Rob McNally: Thank you for having me.

Jim Cramer: Now, I have known EQT for years and years and I have also known the Utica and the Marcellus and we spent some time out there. It’s been a tough time in natural gas world, for everybody — not just for you too, right?

Rob McNally: It has.

Jim Cramer: Some places they can’t give it away.

Rob McNally: In the Permian, it has been negatively priced.

Jim Cramer: Right, so, in this environment, it’s not like any operator is really crushing it given the fact where natural gas prices are.

Rob McNally: That’s correct.

Jim Cramer: And in the interim, how have you guys done versus, say, your expectations in the last three, four quarters?

Rob McNally: Yeah, so I would say that really the relevant time period for us has been the last six months since we took over. So we took over, this management team, in November of 2018. That’s the time that we split the upstream and the midstream businesses and became a pure play natural gas producer and, as you pointed out, the largest natural gas producer in North America. So in that time, gas prices have fallen and it’s been a really tough time for all gas producers. But we have materially outperformed our peers. Now, that doesn’t help shareholders when the absolute performance isn’t great, but we have done better than our peers over that timeframe. You know that’s a timeframe where we have had a huge amount of change. Right, we have downsized the company, we are pushing a real cultural change through the business and we’re making real headway, so we are seeing much better operational performance both in the fourth quarter and the first quarter and it’s carrying through into the second quarter of this year.

Jim Cramer: Okay well you know I have checked in with the other side. Here are some of the things they are saying. I don’t want you to have to defend your life, because I’ll tell you, my charitable trust owns Schlumberger and that is one of the greatest companies in the world.

Rob McNally: It is.

Jim Cramer: And it has been horrendous.

Rob McNally: That’s where I started my career, actually.

Jim Cramer: Okay I know. And that was probably the most pristine and best oil - oil service play ever.

Rob McNally: Yup.

Jim Cramer: And the stock has been more than cut in half. So you’re not going to get a fight from me that it’s been a great time and you should have doubled your stock, but they’re saying that you’re the highest cost operator in the Appalachian Basin and even if your plan, if it was achieved, would not change that. So why not let the Rice Team, which is promising five hundred million additional cash flow, take over and run the show?

Rob McNally: Right, it’s just not a true statement. They have made claims, it is not a plan, they have just made claims. Those claims are not based in the reality of the business. They’re not based in current service costs, in our footprint, the size of our footprint…

Jim Cramer: Okay.

Rob McNally: The amount of water that we have to dispose of and we think that the plan that we have put forward, however, is one that is based in reality, it’s one that we are achieving. You know, just in the time that we’ve been in control of the company we have cut $150 million dollars’ worth of costs out of the system and generated $300 million dollars of free cash flow between the fourth quarter of 2018 and the first quarter of 2019. So I think that what we are doing is an aggressive plan and it’s achievable, where I think the Rice plan is one that is just not based in reality.

Jim Cramer: Okay, it’s also, it’s really not clear. I mean you offered the Rices a COO job and then you put in this Mr. Gould, who seems like he’s got pretty good background from both companies, I know. They didn’t want the COO job?

Rob McNally: That’s correct. In January we offered Toby Rice the opportunity to compete for the COO job with the others we were recruiting and his answer at that point was no. That he really wanted the CEO job.

Jim Cramer: You didn’t offer him the job, you offered him the ability to compete? I want to be clear about the language there.

Rob McNally: That’s right. We didn’t offer him the job, but the ability to compete, and he chose not to do so.

Jim Cramer: Okay, now, on this cash flow statement you just made, is it possible that your more bountiful cash flow than expected was really just the result of drilling fewer wells?

Rob McNally: No. We are drilling fewer wells as we’re going to a slower growth mode, but we are still growing production. So production in 2019 is going to grow at about 5% and we’ll generate between $300 and $400 million dollars of free cash flow in 2019.

Jim Cramer: You talked about six months is the time we should look at. They are saying the tenure of the top seven managers is nine years so how can you say it is a new management team?

Rob McNally: So when I took over. So I was the CFO prior to this. I took over as CEO in November. The person who is now CFO worked at the company but was the Chief Accounting Officer. We replaced the head of IR with somebody who had been at EQT for about two years. The general counsel had been there for a decade or so but, I put somebody else in the job. So the whole senior team was basically new.

Jim Cramer: It switched up, okay. In the end, though, look, price cures all. If we were sitting here with Apache — Mr. Christmann, right — I mean the stock has been cut in half. Well, if natural gas had gone up big, the conversation would have been what a great operator he is. I think that when you are in the business — this is just my own advice, I’m older than you are — but when you are in the business you are in, and I’ve watched this industry all my life, it’s not like — you can’t make natural gas go to $5.

Rob McNally: That’s right. We can’t control the price. We can do our best to get it out of the ground the cheapest, right, which is the real goal in a commodity business…

Jim Cramer: Absolutely!

Rob McNally: To be the lowest cost producer and given the size and the scale and the quality of our asset base we can be the lowest cost producer.

Jim Cramer: Well how do you line up against Cabot, which is really a pretty good operator?

Rob McNally: They are, Cabot does a great job and they’ve got a great asset base. It’s not as big, it’s not as scalable but the quality of their rock is very high. Their cost structure is a bit lower than ours. But I would say that…

Jim Cramer: Something to shoot for.

Rob McNally: It is. Absolutely, they are a good company to compete with but I would say that in the southwestern part of the Marcellus Basin we can be the lowest cost producer and that is absolutely our goal.

Jim Cramer: Alright, well fair enough. I caution everybody. These stocks are all tough. Even whether it be Cimarex, I mean which are great operators. Anadarko, for heaven’s sake, they went and got a bid because they couldn’t make it happen. Anyway, that’s Rob McNally, he’s President and CEO of EQT Corp. If you own it, obviously you have to do the work and you got to study both sides. I tried to give you some of the questions. And if you don’t own it, look if you think natural gas is coming back then it’s a pretty interesting situation. Stick with Cramer.

Cautionary Statements

This transcript contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Statements that do not relate strictly to historical or current facts are forward-looking. Without limiting the generality of the foregoing, forward-looking statements contained in this transcript specifically include the expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of the Company and its subsidiaries, including guidance regarding projected adjusted free cash flow and production growth. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Company has based these forward-looking statements on current expectations and assumptions about future events, taking into account all information currently available to the Company. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, many of which are difficult to predict and beyond the Company’s control. The risks and uncertainties that may affect the operations, performance and results of the Company’s business and forward-looking statements include, but are not limited to, those set forth under Item 1A, “Risk Factors,” of the Company’s Form 10-K for the year ended December 31, 2018, as filed with the SEC and as updated by subsequent Form 10-Qs filed by the Company, and those set forth in the other documents the Company files from time to time with the SEC.

Any forward-looking statement speaks only as of the date on which such statement is made, and the Company does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Important Information

EQT Corporation (the “Company”) filed a definitive proxy statement and associated GOLD universal proxy card with the Securities and Exchange Commission (the “SEC”) on May 22, 2019 in connection with the solicitation of proxies for the Company’s 2019 Annual Meeting of Shareholders (the “2019 Annual Meeting”). Details concerning the nominees for election to the Company’s Board of Directors at the 2019 Annual Meeting are included in the definitive proxy statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO, IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders can obtain a copy of the relevant documents filed by the Company with the SEC, including the definitive proxy statement, free of charge by visiting the SEC’s website, www.sec.gov. Investors and shareholders can also obtain, without charge, a copy of the definitive proxy statement, when available, and other relevant filed documents by directing a request to Blake McLean, Senior Vice President, Investor Relations and Strategy of EQT Corporation, at BMcLean@eqt.com, by calling the Company’s proxy solicitor, Innisfree M&A Incorporated, toll-free, at 877-687-1866, or from the Company’s website at https://ir.eqt.com/sec-filings.